Exhibit 99.1

For Immediate Release

For more information:

Rex S. Schuette

Chief Financial Officer

(706) 781-2266

Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES

ELECTION OF KENNETH L. DANIELS TO ITS BOARD OF DIRECTORS

BLAIRSVILLE, GA, November 5, 2015 – United Community Banks, Inc. (NASDAQ: UCBI) ("United") announced today that Kenneth L. Daniels has been elected to the boards of directors of United Community Banks, Inc. and its subsidiary, United Community Bank.

“We are delighted to welcome Ken Daniels to our board,” said Jimmy Tallent, United’s chairman and chief executive officer. “Ken has 38 years of leadership in commercial banking and risk management, most recently having served as executive vice president and chief credit risk and policy officer and subsequently as senior risk advisor at BB&T. He is greatly respected as a banking leader and risk professional with extensive experience in portfolio management, regulatory requirements, policy development and data integrity.”

Daniels began his career at First Union National Bank (now Wells Fargo), where he served as a senior commercial loan officer and commercial financial analyst. In 1983, he joined BB&T and led various credit and risk management functions as the company grew from $2 billion to $187 billion in assets. In 2003, he was promoted to chief credit risk and policy officer and later to senior risk advisor, a position he held until his retirement in 2014.

Daniels is past president and chair of both the Carolinas/Virginia Chapter and the Eastern North Carolina Chapter of the Risk Management Association (RMA). During his career he served on the RMA’s National Agricultural Lending Council, the National Credit Risk Council, the Allowance for Loan and Lease Losses Roundtable, and the Commercial Risk Grading Roundtable. He graduated from the RMA/Wharton Advanced Risk Management Program at The Wharton School of Business, and also earned an MBA degree at East Carolina University and a bachelor’s degree at the University of North Carolina, Chapel Hill.

About United Community Banks, Inc.

United Community Banks, Inc. (UCBI) is a bank holding company based in Blairsville, Georgia, with $9.4 billion in assets. The company’s banking subsidiary, United Community Bank, is one of the Southeast’s largest full-service banks, operating 133 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. United Community Bank offers a full range of consumer and commercial banking services including mortgage, advisory, treasury management and other products. In 2014 and 2015, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteenth on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.